News Release

For Immediate Release:	For More Information,
February 25, 2014	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Announces Management Changes

Southern Pines, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, reports that Michael G. Mayer is joining the Company as President of First Bank, and that Anna G. Hollers, Executive Vice President and Chief Operating Officer, has notified the Company of her decision to retire.

Mr. Mayer most recently served as Chief Executive Officer of 1st Financial Services Corporation, parent company of Mountain 1st Bank & Trust, a position he held from January 2010 until 1st Financial Services Corporation’s acquisition earlier this year. Previously Mr. Mayer served as President and Chief Executive Officer of two community banks and has held various senior banking positions over his thirty year banking career.

Following major surgery last fall, Ms. Hollers has notified the Company of her decision to conclude her 42 year banking career with First Bank effective April 1, 2014. Ms. Hollers joined First Bank in 1972. She was named Corporate Secretary in 1983, Executive Vice President in 1994, and Chief Operating Officer in 2005. Ms. Hollers’ current responsibilities will be distributed among senior managers of the bank, and Ms. Hollers has agreed to be available to the Company as a consultant after her retirement.

“On behalf of the Board of Directors, we welcome Michael Mayer to First Bank,” stated Richard Moore, President and Chief Executive Officer of First Bancorp. “We are pleased with the strength and depth he will add to our team. We look forward to benefitting from his wide range of banking experience.”

Mr. Moore continued, “While we are adding a valuable resource with Mr. Mayer, we are losing an icon of the First Bank franchise with the retirement of Ms. Hollers. Anna joined the bank when it had just two offices, and she has overseen the growth of the bank to its current network of 96 branches. The Board of Directors warmly thanks Anna for her decades of dedicated service and wishes her a wonderful retirement. Thank you for all of your contributions to First Bank.”

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina with total assets of approximately $3.2 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 96 branches, with 81 branches operating in North Carolina, 7 branches in South Carolina and 8 branches in Virginia, where First Bank does business as First Bank of Virginia. First Bank also has loan production offices in Charlotte, North Carolina, Fayetteville, North Carolina and Greenville, North Carolina. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.